As filed with the Securities and Exchange Commission on August 5, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
First Watch Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-4271369
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8725 Pendery Place, Suite 201, Bradenton, FL 34201
(Address, including zip code, of registrant’s principal executive offices)
First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)
Jay Wolszczak, Esq.
Chief Legal Officer, General Counsel and Secretary
8725 Pendery Place, Suite 201
Bradenton, FL 34201
(941) 907-9800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Lyuba Goltser
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000 (Phone)
(212) 310-8007 (Fax)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), under the First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on the Registrant’s first day of each fiscal year during the term of the 2021 Plan, commencing on December 26, 2022 and ending on (and including) December 30, 2030 of the lesser of (i) two percent (2%) of the number of shares of Common Stock outstanding as of the last day of the preceding fiscal year, (ii) the number of shares of Common Stock determined by the Board of Directors of the Registrant (the “Board”) and (iii) 4,034,072 shares of Common Stock.
On each of December 26, 2022, January 1, 2024 and December 30, 2024 the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 1,184,220, 1,197,834 and 1,214,002 shares respectively.
This Registration Statement on Form S-8 registers these additional 3,596,056 shares of Common Stock. The additional shares are of the same class as the other securities subject to the 2021 Plan for which the Registrant’s registration statement filed on Form S-8 on October 1, 2021 (Registration No. 333-259937) is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-259937) is hereby incorporated by reference pursuant to General Instruction E.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6.     Indemnification of Directors and Officers.
The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The Registrant’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant has entered into indemnification agreements with each of its executive officers and directors. These agreements, among other things, require the Registrant to indemnify each executive officer and director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or an executive officer.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer for violations of the director’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (iv) for any transaction from which a director or officer derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability. The Registrant is also expressly authorized by its amended and restated bylaws to advance certain expenses (including attorneys’ fees) to its directors and officers and its amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by law.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.
Item 8.    Exhibits.

4.1
Amended and Restated Certificate of Incorporation of First Watch Restaurant Group, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 6, 2021)

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of First Watch Restaurant Group, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 29, 2024)

4.3
Amended and Restated Bylaws of First Watch Restaurant Group, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 6, 2021)

4.4
Form of Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, filed with the Commission on September 7, 2021 (Registration No. 333-259360))

4.5
First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 26, 2021)

5.1	Legal Opinion of Weil, Gotshal & Manges LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)
107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on August 5, 2025.

FIRST WATCH RESTAURANT GROUP, INC.
By:	/s/ Christopher A. Tomasso
Name:	Christopher A. Tomasso
Title	President, Chief Executive Officer and Director
Each of the undersigned constitutes and appoints each of Christopher A. Tomasso, Mel Hope, Jay Wolszczak, and Jody Gale or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 5, 2025.

Signature	Title

/s/ Christopher A. Tomasso	President, Chief Executive Officer and Director (Principal Executive Officer)
Christopher A. Tomasso

/s/ Mel Hope	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Mel Hope

/s/ Jay Wolszczak	General Counsel and Secretary
Jay Wolszczak

/s/ Jody Gale	SVP, Legal and Assistant Secretary
Jody Gale

/s/ Ralph Alvarez	Director and Chairman of the Board
Ralph Alvarez

/s/ Irene Chang Britt	Director
Irene Chang Britt

/s/ Michael Fleisher	Director
Michael Fleisher

/s/ Tricia Glynn	Director
Tricia Glynn

/s/ Charles Jemley	Director
Charles Jemley

/s/ William Kussell	Director
William Kussell

/s/ Stephanie Lilak	Director
Stephanie Lilak

/s/ David Paresky	Director
David Paresky

/s/ Jostein Solheim	Director
Jostein Solheim